Exhibit 21.1

SUBSIDIAIRES OF THE Great Restaurant Development Holdings Limited

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
West Image Limited	British Virgin Island	January 2, 2013	100%
First Grade Group (H.K) Company Limited	Hong Kong	April 12, 2011	100%